Delek Logistics Partners, LP Declares Initial Quarterly Cash Distribution

BRENTWOOD, Tenn. January 24, 2013 -- Delek Logistics Partners, LP (NYSE: DKL), a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure, today announced the declaration of its first quarterly cash distribution. The distribution for the fourth quarter of 2012 is $0.224 per unit, and corresponds to the Delek Logistics' minimum quarterly cash distribution of $0.375 per unit as prorated for the period since inception of operations on November 7, 2012. The cash distribution is payable on February 14, 2013 to unitholders of record on February 6, 2013. Immediately prior to this distribution there will be 24,488,282 units outstanding including all common, subordinated and general partner units.

“We are pleased to announce the first quarterly distribution for Delek Logistics,” remarked Uzi Yemin, Chairman and Chief Executive Officer of the general partner of Delek Logistics. “The organization has gotten off to a strong start following our initial public offering and we remain focused on the delivery of both growth and value. As a result of our solid performance, we currently expect to recommend to the Board of Directors of Delek Logistics' general partner an increase in our quarterly distribution to $0.385 per unit for the quarter ending March 31, 2013, which would represent a 2.7 percent increase from our minimum quarterly distribution.”

About Delek Logistic Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets. Delek Logistics' assets and operating results are reported in two segments:

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Pipelines and Transportation: Approximately 200 miles of transportation pipelines and a 600 mile crude oil gathering system, in addition to associated storage facilities with 1.4 million barrels of active shell capacity supporting Delek US' El Dorado and Tyler refineries. Additionally, this segment includes the Paline pipeline, a 185 mile crude oil pipeline from Longview to Nederland, Texas.

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Wholesale Marketing and Terminalling: Includes a wholesale marketing business in Texas; and light product terminals, located in Abilene, Big Sandy and San Angelo, Texas, and in Nashville and Memphis, Tennessee.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks, risks relating to the securities markets generally, the impact of adverse market conditions affecting business of Delek Logistics, adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Tax Considerations

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistic Partners, LP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistic Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

U.S. Investor / Media Relations Contact:
Assi Ginzburg
Executive Vice President and Chief Financial Officer
615-435-1452
or
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-589-3505
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